EXHIBIT 5.1

Campbells Legal (BVI) Limited

Floor 4, Banco Popular Building | PO Box 4467

Road Town, Tortola VG1110 | British Virgin Islands

gwilliamson@campbellslegal.com

t. +1 284 494 2423

campbellslegal.com

Our Ref: 70005-46240

BY EMAIL

Tantech Holdings Ltd

No. 10 Cen Shan Road, Shuige Industrial Zone

Lishui City, Zhejiang Province 323000

People’s Republic of China

8 June 2026

Dear Sirs

Re: Tantech Holdings Ltd (the “Company”)

We have acted as British Virgin Islands counsel to the Company, a BVI business company limited by shares incorporated in the British Virgin Islands, and have been requested to provide this legal opinion in connection with the Company’s registration statement on Form F-3 to be filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) (the “Registration Statement”), relating to the resale from time to time by the selling shareholders named therein of up to 43,000,026 Class A common shares of no par value of the Company (the “Class A Shares”) issuable upon the exercise of certain Series E Warrants and Series F Warrants issued by the Company pursuant to the Securities Purchase Agreement dated 30 March 2026 (the “Resale Registration”).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents and such other documents or instruments as we deem necessary:

1.1	the unanimous written resolutions of the board of directors of the Company dated 30 March 2026 (the "Resolutions");

1.2	a registered agent certificate relating to the Company dated 5 June 2026 issued by Vistra (BVI) Limited, the Company's registered agent (the “Registered Agent Certificate”);

1.3	a copy of the stamped director particulars filed on 1 April 2026 (the "Director Particulars");

1.4	a copy of the register of members of the Company, as at 4 June 2026, issued by VStock Transfer, LLC (together with the Director Particulars, the "Registers");

1.5

the information revealed by our search of the Company's public records on file and available for public inspection at the British Virgin Islands Registry of Corporate Affairs (the "Registry of Corporate Affairs") at the time of our search on 8 June 2026 including:

(a)	the Company's certificate of incorporation dated 9 November 2010;

CAYMAN | BVI | HONG KONG	campbellslegal.com

1

(b) the Company's certificate of change of name dated 15 April 2013;

(c) the Company's certificate of change of name dated 4 March 2016; and

(d) the Company's amended and restated memorandum and articles of association dated 9 January 2026;

1.6

the information revealed by our searches of the Company's records of proceedings on file with and available for inspection at the British Virgin Islands High Court Registry at the time of our searches on 8 June 2026;

1.7	a copy of the Certificate of Good Standing in respect of the Company, issued by the Registrar of Corporate Affairs (the “Registrar”), dated 8 June 2026 (the “Certificate of Good Standing”);

1.8	a copy of the Securities Purchase Agreement dated 30 March 2026 entered into by the Company and the purchasers named therein (the “Securities Purchase Agreement”);

1.9	a copy of the Series E Warrants issued by the Company pursuant to the Securities Purchase Agreement (the “Series E Warrants”);

1.10	a copy of the Series F Warrants issued by the Company pursuant to the Securities Purchase Agreement (the “Series F Warrants”, together with the Series E Warrants, the “Warrants”);

1.11	a copy of the Registration Rights Agreement dated 30 March 2026 entered into by the Company and the purchasers named therein (the “Registration Rights Agreement”); and

1.12	a copy of the Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the British Virgin Islands which are in force on the date of this opinion. We express no opinion as to any laws other than the laws of the British Virgin Islands. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the factual confirmations contained in the Registers, the Registered Agent Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, and the assumptions set out in Schedule 1 hereto, which we have not independently verified:

2.1

copies of documents, conformed copies or drafts of documents provided to us, including the Registers, are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate;

2.2	all signatures, initials and seals are genuine;

2.3

that all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches;

CAYMAN | BVI | HONG KONG	campbellslegal.com

2

2.4	there is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions expressed herein;

2.5

the Class A Shares issuable upon exercise of the Warrants and registered for resale pursuant to the Registration Statement will be issued by the Company against payment in full of the applicable exercise price, or otherwise in accordance with the valid exercise mechanics set out in the relevant Warrants, and will be duly entered in the Company’s register of members;

2.6

the minute book and corporate records of the Company, whether maintained at its registered office in the British Virgin Islands or otherwise, which we have specifically not reviewed, do not disclose anything which would affect any opinion given herein;

2.7	the Resolutions remain in full force and effect;

2.8

the Warrants remain outstanding and have not been exercised, cancelled, amended or otherwise modified except as disclosed in the Registration Statement or as otherwise notified to us in writing prior to the date of this opinion;

2.9	the maximum number of Class A Shares issuable upon exercise of the Warrants and being registered for resale pursuant to the Registration Statement is 43,000,026; and

2.10

there is no contractual or other prohibition (other than as arising under British Virgin Islands law) binding on the Company which would prohibit the issue of the Class A Shares upon exercise of the Warrants in accordance with the terms of the Warrants or the registration for resale of such Class A Shares pursuant to the Registration Statement.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1

The Company was incorporated in the British Virgin Islands under the BVI Business Companies Act on 9 November 2010, with company number 1614027, is a company limited by shares, is in good standing at the Registry of Corporate Affairs and is validly existing under the laws of the British Virgin Islands.

3.2	The Company is authorised to issue an unlimited number of Class A Shares and Class B Shares of no par value.

3.3

The Class A Shares issuable upon exercise of the Warrants and registered for resale pursuant to the Registration Statement have been duly authorised and, when issued and delivered upon exercise of the Warrants in accordance with the terms of the Warrants, against payment in full of the applicable exercise price therefor or otherwise in accordance with the valid exercise mechanics set out in the relevant Warrants, and duly entered in the register of members of the Company, will be validly issued, fully paid and non-assessable.

CAYMAN | BVI | HONG KONG	campbellslegal.com

3

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1

To maintain the Company in good standing under the laws of the British Virgin Islands, the Company must pay annual filing fees to the Registrar and file a copy of its register of directors with the Registrar.

4.2

Under BVI law, the register of members is prima facie evidence of title to shares and may be subject to rectification by a court. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. For the purposes of the opinion given in paragraph 3.3, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Company’s common shares, then the validity of such shares may be subject to re-examination by a British Virgin Islands court.

4.3

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.4

In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that no further sums are payable by a holder of such shares in respect of the issue price of such shares.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our name under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours faithfully

Campbells Legal (BVI) Limited

CAYMAN | BVI | HONG KONG	campbellslegal.com

4